                                                                    EXHIBIT 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
               (in thousands except for earnings per share data)
               -------------------------------------------------

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
                                                  SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                  --------------------   ------------------
                                                  FEB. 2,    JAN. 28,    FEB. 2,   JAN. 28,
                                                    1997       1996       1997       1996
                                                  --------   ---------   -------   --------
Net income applicable to primary
  earnings per common share                        $ 4,883     $   205   $ 8,241    $   687
                                                   =======     =======   =======    =======

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period                 25,285      18,934    23,863     18,516

    Net effect of common stock equivalents
      (principally stock options and rights)           916         558       925        574
                                                   -------     -------   -------    -------

Total common stock and common stock
  equivalents                                       26,201      19,492    24,788     19,090
                                                   =======     =======   =======    =======

Primary net income per average common share        $  0.19     $  0.01   $  0.33    $  0.04
                                                   =======     =======   =======    =======
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